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                     December 18, 2023

       Qiaoling Lu
       Chief Executive Officer
       Sentage Holdings Inc.
       501, Platinum Tower
       233 Taicang Road
       HuangPu, Shanghai City 200001
       People's Republic of China

                                                        Re: Sentage Holdings
Inc.
                                                            Annual Report on
Form 20-F for Fiscal Year Ended December 31, 2022
                                                            Response dated
November 20, 2023
                                                            File No. 001-40580

       Dear Qiaoling Lu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance